Software Development Agreement

This AGREEMENT is made this 21st day of September, 2011, by and between CHATAND, INC., a New York corporation ("Client"), having its principal place of business at ________________ New York, New York, and VISUAL COLLABORATION COMMUNICATIONS, INC., a Missouri corporation ("VCC"), having its principal place of business at 156 Grange Hill Lane, Weldon Spring,, Missouri, 63304

WHEREAS, VCC has developed certain computer software ("VCC's Software known as vCOS");

WHEREAS, Client desires VCC to modify VCC's Software known as vCOS according to Client's specifications; and,

WHEREAS, VCC wishes to accept this engagement, and provide its software development services to Client.

NOW, THEREFORE, in consideration of the mutual premises set forth herein, Client and VCC hereby agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the following definitions shall apply:

(a) "Developed Materials" means all work product, including but not limited to any computer code (in object code or source code format), data, information, graphics or displays developed by VCC in connection with the Program, including, without limitation, all Intellectual Property Rights related thereto. It is expressly understood that Developed Materials shall not include any of VCC's Pre-Existing Software.

(b) "Enhancements" shall mean all modifications to the Specifications for the Program which increase the speed, efficiency or ease of operation of the Program, or add additional capabilities to or otherwise improve the functions of the Program.

(c) "Hardware" shall mean the computer and related equipment.

(d) "Intellectual Property Rights" shall mean any and all now known or hereafter known or developed, tangible and intangible (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask-works, (b) trademark and trade name rights and similar rights, (c) trade secret rights, (d) patents, inventions, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights, whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

(e) "License" shall mean Client's perpetual, irrevocable, non-exclusive, assignable, royalty free (meaning that after the payment to CVV of the Fees due in accordance with this Agreement, Client shall not owe VCC any additional funds for Client's use or other exploitation

of the Developed Materials), sub-licensable (through multiple tiers), right, throughout the universe, to use, reproduce, sell, offer for sale, import, export, create derivative works of, make, have made, distribute (through multiple tiers), display, digitally display, publicly display and publicly perform VCC's Pre-Existing Software, solely in connection with the Program, in any form of media now known or hereafter known.

(f) "Client" shall mean, collectively, Client, and its affiliates, employees, directors, officers, subsidiaries and other entities owned or controlled by Client.

(g) "Program" shall mean the "***Chat and Viz Software***" which shall include the computer software to be supplied under this Agreement, consisting of VCC's Pre-Existing Software as combined with the modules and/or components which are necessary, desirable, or proper to perform the functions and comply with the descriptions, proposals and specifications (the "Specifications") attached hereto as Exhibit A, in the form of the attached SOW.

(h) "VCC's Pre-Existing Software" shall mean any software including but not limited to vCOS, programs, routines, tools and any code of any kind, both in object code and source code form, which VCC independently develops or licenses from a third party, excluding any software, programs, routines, tools and any code of any kind, both in object code and source code form which VCC creates pursuant to this Agreement. It is understood that an Adobe license may be required to lawfully use VCC's Pre-Existing Software.

2. DEVELOPMENT OF THE PROGRAM AND LICENSE

2.1 Development Services. Upon the execution of this Agreement and receipt by VCC of the Initial License Fee, as specified in the "Financial Agreement" and "Payment Terms" section of Exhibit A, VCC shall (1) provide Client with full copies of VCC's Pre-Existing Software upon which the Program will be built, and (2) commence the performance of its computer design, programming, consulting, management or other similar services that are required, reasonably necessary, proper or recommended to complete the Program. VCC represents that it is not aware of any particular infrastructure, software or reference materials, beyond those in its possession that VCC needs to complete the Program.

2.2 Delivery Schedule. VCC shall deliver to Client the Program in accordance with the timeframe specified in the "Project Timeline" and "Delivery" sections of Exhibit A. At delivery, the Program shall be contained on machine-readable media which can be read by the Hardware.

2.3 Source Code. The Program is deemed to include its source code form of Chat and See, and a compiler or similar computer program which can convert the source code into the object code form of the Program.

2.4 Enhancements. In the event that Client desires Enhancements, it may follow the procedure outlines in the "Change Terms" section of Exhibit A.

2.5 License. VCC hereby grants the License to Client.

2.5.1 Notwithstanding the License, and Client's ownership of the Program, as discussed below, Client shall not use the Program, or any derivative work based on the

Program, for purposes outside the field of online interaction and/or conversion.

2.5.2 Notwithstanding the License, and VCC's ownership of the VCC Pre-Existing Software, VCC shall not use the VCC Pre-Existing Software, or any derivative work based thereon, to compete with Client in the field of online interaction and/or conversion.

3. PAYMENTS.

3.1 Fees. All fees to be paid to VCC, and the terms related to the payment of said fees, are addressed in the "Financial Agreement" and "Payment Terms" sections of Exhibit A.

4. OWNERSHIP.

4.1 Work For Hire. All Developed Materials shall be considered a "work made for hire" on behalf of Client, such that Client shall be considered the author of all such materials.

4.2 Assignment/Waiver. To the extent that any Developed Materials can not be considered a "work made for hire," VCC hereby irrevocably assigns to Client, effective upon their creation, all right, title and interest in and to all Developed Materials. If VCC has any such rights that cannot be assigned to Client, VCC waives the enforcement of such rights, and if VCC has any rights that cannot be assigned or waived, VCC hereby grants to Client an exclusive, irrevocable, perpetual, worldwide, fully paid license, with right to sublicense through multiple tiers, to such rights.

5. GENERAL.

5.1 Termination. Either party may terminate this Agreement upon the material breach of the other party, if such breach remains uncured for thirty (30) days following written notice to the breaching party. Client may terminate this Agreement, without cause, upon thirty (30) days notice to VCC, by providing in writing to VCC designating the effective date of such termination. Effective upon any termination, VCC shall cease work on the Program, Client shall not be responsible for any future payments to VCC, Client shall pay VCC for the portions of the Program to be produced under this Agreement which are already completed as of the date of termination, and the License and Ownership terms of this Agreement shall terminate. Section 5.3, Confidentiality, shall survive any termination of this Agreement.

5.2 Warranty. VCC warrants that the Program will function properly and conform to the Specifications. VCC warrants that any work product incorporated into or used in connection with the development of the Program shall not infringe upon the rights of any third party, violate any law, statute, ordinance or regulation, or contain any computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information. VCC shall defend and indemnify Client for all losses, damages, liabilities and all reasonable expenses and costs incurred by Client as a result of any action, suit or proceeding relating to any breach of this warranty.

5.3 Confidentiality. Each party shall hold the others' Confidential Information in confidence and shall not disclose it to third parties nor use the other party's Confidential Information for any purpose other than to complete the work envisioned by this Agreement.

"Confidential Information" includes passwords, work product, code, software, ideas, inventions used or disclosed to each other in connection with the project envisioned by this Agreement, and any other materials which either party designates as confidential or which either party should reasonably believe to be confidential.

5.4 Severability/Waiver. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force. The parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision, and that a court shall be empowered to do so. The waiver by either party of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

5.5 Headings. Headings used in this Agreement are for reference purposes only.

5.6 Assignment and Subcontracting. VCC may not assign, delegate or subcontract its rights or duties without Client's prior written consent, and any subcontractors agree to the terms of this Agreement. The parties' rights and obligations will bind and inure to the benefit of their respective successors and permitted assigns.

5.7 Independent Contractors. The parties to this Agreement are independent contractors, and no agency, partnership, joint venture or employee-employer relationship is intended or created by this Agreement.

5.8 Notice. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in writing.

5.9 Authority to Enter Agreement. The signatories to this Agreement represent that they are empowered by their entity to enter into this Agreement, which shall be fully binding on the parties in all respects.

5.10 Counterparts. This Agreement may be executed in one or more counterparts, and by facsimile signature, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

5.11 Entire Agreement. This Agreement, including Exhibit A, sets forth the entire understanding and agreement of the parties and supersedes any and all oral or written agreements or understandings between the parties as to the subject matter of this Agreement. It may be changed only by a writing signed by both parties.

IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement as of the date first written above.

Visual Collaboration Communications, Inc.	9/21/11
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ChatAnd, Inc.	9/21/11

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